UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 10, 2013

CONSOL Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14901	51-0337383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

CNX Center

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

(Address of principal executive offices)

(Zip code)

Registrant’s telephone number, including area code:

(724) 485-4000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	2013 CONSOL Stock Unit Awards.

On December 10, 2013, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of CONSOL Energy Inc. (the “Company”) modified the terms of the CONSOL Stock Unit awards (the “CSU Awards”) granted under the CONSOL Energy Inc. Equity Incentive Plan, as amended (the “Equity Plan”), on January 28, 2013 (the “Grant Date”). The amounts of the CSU Awards granted to the executive officers on the Grant Date have not changed from what was previously reported. Among other things, the executive officers will no longer receive any payouts on their CSU Awards if the Company’s ending stock price is less than the beginning stock price. A brief description of the terms and conditions of the CSU Awards, as amended, is as follows:

The CSU Awards will be earned if, after the three year performance period of January 1, 2013 through December 31, 2015 (the “Performance Period”), the following performance goals (the “Performance Goals”) are achieved during the Performance Period, subject to the terms and conditions of the award agreements:

(1) The Company’s average closing stock price as reported in The Wall Street Journal for the twenty (20) trading days immediately preceding and including the last day of the Performance Period (“Ending Stock Price”) equals or exceeds the Company’s average closing stock price as reported in The Wall Street Journal for the twenty (20) trading days commencing on the first day of the Performance Period (“Beginning Stock Price”); and

(2) The Company’s return on average capital employed (“ROCE”), calculated based on the three (3) year average ROCE for the Performance Period, must be at least eighty percent (80%) of the target ROCE for the Performance Period (excluding the effect of fluctuations in natural gas and coal prices to the extent approved by the Compensation Committee, the effect of changes in accounting principles, certain reorganization and restructuring expenses, impairments of assets, and extraordinary, infrequent and other items reported in the Company’s earnings release). The Company has determined that the ROCE performance goal constitutes confidential information and will disclose it in the 2016 proxy once the Performance Period has been completed.

If both Performance Goals are achieved as determined by the Committee after the end of the Performance Period, the number of CONSOL Stock Units (“Units”) earned by the participants (not to exceed 150% of the target Units of such participant’s CSU Award) will be determined pursuant to the following formula:

Stock Units (Target)	x	Ending Stock Price
Beginning Stock Price

The award agreements for the CSU Awards provide for the treatment of the CSU Awards in connection with certain events, as follows: (i) if a Change in Control (as defined in the Equity Plan) occurs, the Performance Goals will be deemed to have been achieved at a target award level of 100% and the value of the Units will be settled on the closing date of the Change in Control transaction, (ii) if a participant’s employment is terminated by reason of an Early Retirement (after attaining the age of 55), Incapacity Retirement or Normal Retirement (after attaining the age of 62), each as defined in the CONSOL Energy Inc. Employee Retirement Plan (except as otherwise provided in the award agreement), death, or in connection with a reduction in force, the participant will be entitled to retain the Units and receive payment therefore to the extent they are deemed earned and payable by the Compensation Committee after the end of the Performance Period, or (iii) if a participant’s employment is terminated due to Disability (other than an Incapacity Retirement), the participant will be entitled to retain a prorated portion of the Units, to the extent determined to be earned after the end of the Performance Period by the Compensation Committee, based on the ratio of the number of complete months the participant is employed during the Performance Period to the total number of months in the Performance Period. If a participant’s employment is terminated for any other reason, including, but not limited to, by the participant voluntarily, or by the Company with or without Cause (as defined in the Equity Plan) (other than in connection with a reduction in force), the Units awarded to the participant will be cancelled and forfeited.

The CSU Awards are subject to a retention requirement that provides that fifty percent (50%) of all shares, net of withholding taxes, acquired by a participant under the CSU Awards must be held until the earlier of (i) 10 years from settlement of the CSU Awards or (ii) normal retirement (age 62). The award agreements also include confidentiality obligations and non-compete and non-solicitation covenants, which apply during the term of the participant’s employment and for two years thereafter, the violation of which may result in the cancellation and forfeiture of the Units.

The foregoing summary of the CSU Awards granted under the Equity Plan and revisions thereto is not complete and is qualified in its entirety by reference to the form of CONSOL Stock Unit Award Agreement under the Equity Plan (Exhibit 10.1 to this Current Report on Form 8-K), and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)

Exhibit 10.1	Form of CONSOL Stock Unit Award Agreement under the Equity Incentive Plan (incorporated by reference to Exhibit 10.2 of the Quarterly Report on Form 10-Q of CONSOL Energy Inc. for the quarter ended March 31, 2013 and filed on May 7, 2013).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOL ENERGY INC.

By:	/s/ Stephen W. Johnson
Stephen W. Johnson
Executive Vice President and Chief Legal and Corporate Affairs Officer

Dated: December 16, 2013